UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 22, 2016

GLOBAL PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161 800 South Street Waltham, Massachusetts 02454-9161
(Address of Principal Executive Offices)

(781) 894-8800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.          Other Events

On May 20, 2016, Drake Petroleum Company, Inc., an indirect wholly owned subsidiary of Global Partners LP (the “Partnership”), as seller, entered into a Purchase and Sale Agreement with Mirabito Holdings, Inc. (“Mirabito”), as buyer, to sell to Mirabito certain gasoline stations and convenience stores located in New York and Pennsylvania (the “Drake Sites”) for an aggregate total cash purchase price of approximately $40.0 million (the “Mirabito Disposition”).  The Drake Sites are a portion of the sites that were acquired by the Partnership in connection with the acquisition of Warren Equities, Inc. and its subsidiaries on January 7, 2015.

On August 22, 2016, the Mirabito Disposition closed with respect to thirty (30) Drake Sites for an aggregate total purchase price of $40.0 million, less customary settlement charges.  Approximately $28.0 million of the proceeds were used to pay down debt under the Partnership’s revolving credit facility and the balance of the proceeds remain available to pursue like-kind exchange transactions to acquire retail gasoline assets  In connection with the closing, the parties entered into long term supply contracts for branded and unbranded gasoline and other petroleum products.

Item 9.01.          Financial Statements and Exhibits

(d)	Exhibit
99.1*	Global Partners LP Press Release dated August 24, 2016

*         Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP
		By:	Global GP LLC,
its general partner

Dated:	August 24, 2016		By:	/s/ Edward J. Faneuil
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Global Partners LP Press Release dated August 24, 2016

*      Furnished herewith.